Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Equity Incentive Plan, the 2014 Equity Incentive Plan and the 2014 Employee Stock Purchase Plan of Calithera Biosciences, Inc. of our report dated July 25, 2014 (except for the last paragraph in Note 1 as to which the date is September 19, 2014), with respect to the financial statements of Calithera Biosciences, Inc. included in the Registration Statement (Form S-1 No. 333-198355), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

October 1, 2014